Exhibit 10.16

Ohr Pharmaceutical, Inc
1245 Brickyard Road, #590
Salt lake City, Utah 84106
801-433-2000 ph
801-433-2222 fx

February 25, 2010

Dr. Irach Taraporewala
9009 N Fm 620
Austin, TX 78726

Dear Irach:

On behalf of Ohr Pharmaceutical Inc., I am pleased to offer you employment as Chief Executive Officer for Ohr, reporting to the Board of Directors.  Your base salary will be at a bi-weekly rate of $5000.00 which is annualized at a rate of $130,000.  Your start date will be Monday, April 12, 2010

You will be granted incentive stock options to purchase 800,000 shares of Ohr common stock at $0.50, 400,000 options will vest immediately upon your employment and the rest will vest on an annual basis of 100,000 options per installment whole employed at Ohr.

Your employment will renew automatically on an annual basis. This is the full and complete agreement between us on this term.  This provision can only be modified in writing signed by both you and an officer of the Company.

Your employment pursuant to this offer is contingent on you signing a Proprietary Information and Inventions Agreement, covering the ownership of any intellectual property developed by you and confidentiality obligations.

We very much hope that you will accept our offer and look forward to having you on the team.

Sincerely yours,

Andrew Limpert
Interim CEO

I accept the offer of employment above.

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